UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2020

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive,

Sandusky, Ohio 44870-5259

(419) 626-0830

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Depository Units (Representing Limited Partner Interests)	FUN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 28, 2020, Cedar Fair, L.P. (“Cedar Fair”) entered into an amendment (the “Third Amendment”) to its Amended and Restated Credit Agreement dated as of April 13, 2017, as amended by Amendment No. 1 dated as of March 14, 2018 and Amendment No. 2 dated as of April 27, 2020, among Cedar Fair, Canada’s Wonderland Company (“Cedar Canada”), Magnum Management Corporation (“Magnum”) and Millennium Operations LLC (“Millennium”), as borrowers, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto, to, among other things, (i) extend the suspension of testing of the senior secured leverage ratio through and including the fiscal quarter ending December 31, 2021, (ii) modify the quarterly testing of the senior secured leverage ratio to be tested starting with the first quarter of the fiscal year ending December 31, 2022, to not exceed 4.50 to 1.00, which will step down to 4.00 to 1.00 in the second quarter of the fiscal year ending December 31, 2023 and which will step down further to 3.75 to 1.00 in the third quarter of the fiscal year ending December 31, 2023, with the covenant calculation to include consolidated EBITDA from the first quarter of the fiscal year ending December 31, 2022 and the second, third and fourth quarters of the fiscal year ended December 31, 2019 until the fourth quarter of the fiscal year ending December 31, 2022, from and after which time the then current consolidated EBITDA calculations will be used, (iii) extend the requirement that Cedar Fair maintain a minimum liquidity level of at least $125.0 million, tested at all times, until the fourth quarter of the fiscal year ending December 31, 2022, (iv) extend the suspension of certain restricted payments, certain payments in respect of senior unsecured debt, cash mergers and/or acquisition investments and the incurrence of incremental loans and commitments until the delivery of the compliance certificate for the fourth quarter of the fiscal year ending December 31, 2022 and (v) permit the incurrence of incremental unsecured debt in an amount not to exceed $350.0 million.

In addition, upon the completion of certain customary closing conditions, the Third Amendment will extend the maturity of $300.0 million of our revolving facility to December 13, 2023, the margins for such extended revolving loans will be increased to 3.50% per annum for LIBOR or CDOR loans and increased to 2.50% per annum for base rate loans or Canadian prime rate loans, in each case without any step-downs. The unused commitment fee for such extended revolving loans will be increased to 0.625% per annum, without any step-downs.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this Current Report (including the exhibits attached hereto) contains and incorporates by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties including those described in “Summary—Recent developments,” in Part I. Item 1. Business, Part I. Item 1A. Risk Factors and Part I. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, each incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2019 and in Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II. Item 1A. Risk Factors, each incorporated by reference from our Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2020. You can identify forward-looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “could,” “propose,” “would,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those that we expected. While we believe that the expectations reflected in such forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of unknown factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We caution you that the important factors described in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements included and incorporated by reference in this Current Report may not in fact occur. The information and statements included in this Current Report speak only as of the date of this Current Report, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3, dated as of September 28, 2020, to the Amended and Restated Credit Agreement, dated as of April 13, 2017, among Cedar Fair, Magnum, Cedar Canada and Millennium, as borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2020	CEDAR FAIR, L.P.

	By:	Cedar Fair Management, Inc., General Partner

	By:	/s/ Brian C. Witherow
Brian C. Witherow